Intelligent Communication Enterprise Announces Three-for-One Share Split

SINGAPORE -- (MARKET WIRE) -- 02/08/10 -- Intelligent Communication Enterprise Corporation (OTCBB: ICMC) (www.icecorpasia.com) is pleased to announce that its Board of Directors has approved a three-for-one forward stock split of Intelligent Communication Enterprise (ICE Corp) common stock to shareholders of record at the close of business on February 5, 2010.  As a result of the stock split, shareholders will receive two additional common shares for every share held on the record date.

ICE Corp CEO Luther L. Jao stated, "Currently the float of the company's common stock is less than 7% of the total issued and outstanding shares.  We believe that this three-for-one split will provide a meaningful increase in the liquidity of our shares in the market, and make ICE Corp stock more attractive to a broader range of investors.  We see significant potential for growth in our business as the company prepares for location based services, and we remain committed to attracting investors who share our enthusiasm and take a long-term view of the company's growth opportunities."

There will be no change in the trading symbol.  However, the letter "D" will be appended to the symbol (OTCBB: ICMCD) for a period of twenty days.  After 20 calendar days the "D" will be dropped.

About Intelligent Communication Enterprise: Intelligent Communication Enterprise Corporation (OTCBB: ICMC), (www.icecorpasia.com), headquartered in Singapore, offers a range of innovative messaging, mobile marketing and transaction authentication security solutions using the mobile phone.  Following its recent acquisition of Solesys SA of Switzerland the company is preparing to launch a series of location based applications to mobile users.

Forward-Looking Safe Harbor Statement: This news release may contain "forward-looking" statements.  These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions.  Actual results may differ materially from the forward-looking statements in this press release.  Additional risks and uncertainties are identified and described in the Company's SEC reports.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT:
Intelligent Communication Enterprise Corporation
investorrelations@whitefieldscapital.com